Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) pertaining to the McDonald’s Deferred Compensation Plan and to the incorporation by reference therein of our reports dated February 23, 2018, with respect to the consolidated financial statements of McDonald’s Corporation, and the effectiveness of internal control over financial reporting of McDonald’s Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
May 30, 2018